Exhibit 99.1

              Ramco-Gershenson and RioCan, Canada's Largest REIT,
                    Announce the Signing of a Memorandum of
                Understanding to Form $1.5 Billion Joint Venture

     FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--Dec. 12, 2006--Ramco-Gershenson Properties Trust (NYSE:RPT), and RioCan Real Estate Investment Trust (TSX:REI.un), Canada's largest REIT, announced today that they have executed a Memorandum of Understanding for the formation of a $1.5 billion joint venture ("Venture"). The purpose of the Venture will be to acquire and develop a broad range of retail real estate assets throughout the United States. The Venture will serve as RioCan's platform for its investments in the U.S. market. Ramco-Gershenson will initially seed the joint venture with a number of its existing shopping centers having a total value of not less than $450 million. The Venture will have no set termination date and Ramco has up to three years to fill the balance of the program commitment.

     The Venture will be owned, on full investment, 70% by RioCan and 30% by Ramco with a target leverage level of 65%. Ramco-Gershenson will be responsible for the Venture's acquisition, development, redevelopment, property management, leasing and financing activities, and will receive market fees for these services. Ramco will also have the opportunity to earn a promote in the form of performance based incentives. In addition, the Venture will be the exclusive investment vehicle for both parties in the United States for a period of two years following the execution of the joint venture agreement with certain exceptions relating to Ramco's existing partnerships.

     In connection with the formation of the Venture, RioCan will purchase common shares from Ramco-Gershenson representing a 4.5% stake in the Company at $36.39 per share. RioCan will also purchase from Ramco-Gershenson warrants permitting RioCan to acquire an additional 4.5% stake in Ramco, at any time within three years, at a strike price equal to $43.15 per share.

     The closing of the joint venture, which is expected to take place in the first quarter of 2007, is subject to normal due diligence and the negotiation and execution of a definitive joint venture agreement.

     "We are very excited to be a part of this strategic partnership with RioCan, Canada's preeminent REIT", said Dennis Gershenson, President and Chief Executive Officer. "This alliance will serve as a platform for significant growth in our existing markets and will allow us to expand into new metropolitan trade areas."

     Edward Sonshine, Q.C., President and Chief Executive Officer of RioCan, said, "RioCan has been searching for the best way to enter the American market and believes it has found it in this arrangement. Ramco's approach to the shopping centre business is almost identical to RioCan's, whether it is development, redevelopment or tenant relationship building. We expect this venture to provide a solid platform for future growth in the United States and are eagerly looking forward to working with Ramco to create more fine developments of the type they have consistently shown they do so well."

     Interested parties are invited to participate in a conference call to discuss this announcement with management of both Ramco and RioCan on Wednesday, December 13, 2006 at 11:00 a.m. Eastern Time. In order to participate in the conference call, please dial 1-877-461-2814. A replay will also be available until December 27, 2006. To access the replay, please dial 1-888-509-0081 and enter passcode 637143.

     Scheduled speakers are Dennis Gershenson, President and Chief Executive Officer of Ramco and Edward Sonshine, Q.C., President and Chief Executive Officer of RioCan. Management's presentation will be followed by a question and answer period.

     About Ramco-Gershenson Properties Trust

     Ramco-Gershenson Properties Trust owns interests in 81 shopping centers totaling approximately 18.3 million square feet of gross leasable area, consisting of 80 community centers and one enclosed regional mall. The Company's centers are located in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, and Maryland. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. For further information on Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

     About RioCan

     RioCan is Canada's largest real estate investment trust with a total market capitalization of approximately $8 billion. It owns and manages Canada's largest portfolio of shopping centres with ownership interests in a portfolio of 204 retail properties, including 8 under development, containing an aggregate of over 50.7 million square feet. For further information, please refer to RioCan's website at http://www.riocan.com/.

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be reviewed in conjunction with the Company's filings with the U.S. Securities and Exchange Commission and other publicly available information regarding the Company. Management of Ramco-Gershenson believes that expectations reflected in forward-looking statements are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Company's properties are located, the performance of tenants at the Company's properties as well as other factors.


     CONTACT: Ramco-Gershenson Properties Trust
              Dennis Gershenson, President & CEO or Richard Smith, CFO 248-350-9900
              Fax: 248-350-9925